RICHARD J. LEEDY
                                   LAWYER
                        44 West Broadway, Suite 703
                         Salt Lake City, Utah 84101
                          Telephone (801 359 1767
                          Facsimile (801) 355 5199

                              November 6, 2002

Mr. Henry Martens
Nutri Berry Industries, Inc.
20269 Fraser Highway
Langley, British Columbia V3A-4E7

Re: Opinion on Offered Shares

Mr. Martens:

     I have been requested to render an opinion regarding offered shares of Nutri Berry Industries, Inc. common stock.

     In rendering this opinion, I have been furnished and have examined the following documents:

          Registration Statement on Form SB-2 for Nutri Berry Industries,
               Inc.
          Articles of Incorporation
          Certificate of Amendment of Incorporation
          Articles of Merger
          Plan of Merger
          Corporate Minutes
          Plan of Reorganization and Change of Domicile
          Bylaws

     I assume that all of the above documents are genuine.   I am advised
that the Registration Statement will be filed with the United States Securities and Exchange Commission.

     I have verified certain information with the Secretary of State for the State of Nevada and I have also reviewed applicable Nevada law.

     Nutri Berry Industries, Inc. is a Nevada corporation in good standing. The Form SB-2 offers two million (2,000,000) shares of Nutri Berry Industries, Inc. common stock which is from authorized but unissued capital stock.

     The Shares offered pursuant to the Form SB-2 are authorized. Upon completion of the offering, the shares purchased will be validly issued and/or transferred and outstanding (Nev. Rev. Stat. 78.211.2). Upon receipt of the purchase price by Nutri Berry Industries, Inc., the shares will be fully paid (Nev. Rev. Stat. 78-211.2). The shares will be non-assessable (Nev. Rev. Stat. 78-195.3 and Art. of Inc. VII). A purchaser is entitled to one vote for each share purchased (Nev. Rev. Stat. 78.196). A purchaser will not have preemptive rights to purchase additional shares from authorized but unissued capital.


     I consent to my name and opinion being included as an exhibit in the Company's SB-2 Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

     If there are any questions regarding this opinion, or any other matter connected with the Company's registration, please do not hesitate to call.

Yours truly,


/s/ Richard Leedy